Exhibit 10.2

2025 CEO PERFORMANCE AWARD AGREEMENT

TESLA, INC.

2025 CEO PERFORMANCE-BASED
RESTRICTED STOCK AGREEMENT

Part I. NOTICE OF RESTRICTED STOCK GRANT

Participant Name:	Elon Musk

Address:	Address on file with the Company

Tesla, Inc. (the “Company”) hereby grants to Participant an award of Restricted Stock (as defined below) pursuant to the terms and conditions of this 2025 CEO Performance-Based Restricted Stock Agreement (this “Award Agreement” and the award granted hereby, this “Award”). Any capitalized term that is used but not defined in this Part I of this Award Agreement titled “Notice of Restricted Stock Grant” has the meaning assigned to such term in Part II of this Award Agreement titled “Terms and Conditions of 2025 CEO Performance-Based Restricted Stock Agreement” (hereinafter, the “Terms and Conditions”).

Date of Grant:	September 3, 2025

Number of Shares:	423,743,904 Shares

Offset Amount:	The number of Shares (if any) that vests in accordance with this Award Agreement will be reduced in accordance with Section XI consistent with Participant being compensated only on Share appreciation after the Date of Grant, subject to Participant’s right to elect to pay the Initial Offset Amount or the Final Offset Amount (each as defined below), as applicable, in cash in accordance with Section XI.

Issuance:	The Shares of Restricted Stock will be issued in accordance with this Award Agreement, automatically and without further action or approval, on the later to occur of (i) termination or expiration of the waiting period (and any extension thereof) applicable to the issuance of such Shares to Participant under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (ii) approval of this Award by the Company’s shareholders in accordance with the applicable rules of the Primary Exchange (as defined below) (such date, the “Date of Issuance”). For the avoidance of doubt, all Shares so issued will be Restricted Stock subject to the terms, conditions and restrictions of this Award Agreement, including Section VII and Section 8 of the Terms and Conditions.

Performance Period:	The ten (10)-year period commencing on the Date of Grant.

I.	Performance Requirements

This Award is a performance-based award of Shares that are subject to forfeiture and to restrictions on transfer before vesting as set forth in this Award Agreement (the “Restricted Stock”). As detailed in Table 1 below, this Award is divided into twelve (12) tranches (each a “Tranche”). Each Tranche is numbered from 1 through 12 and represents a portion of this Award covering the number of Shares specified next to the applicable Tranche number in Table 1 below.

Each Tranche shall be earned subject to achieving both a “Market Capitalization Milestone” and the required number of “Operational Milestones,” as referred to in Table 1 and described in more detail below (collectively, the “Performance Milestones”) during the Performance Period, so long as Participant continues in Eligible Service (as defined in Section VI below) through the date of Certification (as defined below) by the Administrator. Shares earned under a Tranche in accordance with the preceding sentence (each, an “Earned Share” and collectively, “Earned Shares”) will continue to be subject to forfeiture if Participant ceases Eligible Service (“Cessation of Eligible Service”) before the applicable Post-Milestone Service Date as set forth in Section VI.

No Tranche shall become Earned Shares until the Administrator determines, approves and certifies that the requisite Performance Milestones for the applicable Tranche have been satisfied (a “Certification”), which Certification shall be effective as of the date on which the Performance Milestone is determined by the Administrator to have been achieved. Separate Certifications may be completed on different dates with respect to achieving Performance Milestones that are required to earn a particular Tranche. Notwithstanding the foregoing, the 11th and 12th Tranches shall only be earned if Participant has also developed a framework for CEO succession approved by the Administrator in good faith (the “CEO Succession Framework”). For clarity, the date that each of the 11th and 12th Tranches is eligible to become Earned Shares will be the later of (x) the date on which the last Performance Milestone applicable to such Tranche is completed and (y) the date on which the CEO Succession Framework is approved.

The Administrator shall, periodically, including upon the written request of Participant, assess whether the requisite Performance Milestones have been satisfied.

Table 1. Performance Milestones1

Tranche #	Number of Shares Subject to Tranche	Market Capitalization Milestones[2]	Operational Milestones[2]
1	35,311,992	$2.0 Trillion	Achievement of any 1 of the 12 Operational Milestones
2	35,311,992	$2.5 Trillion	Achievement of any 2 of the 12 Operational Milestones
3	35,311,992	$3.0 Trillion	Achievement of any 3 of the 12 Operational Milestones
4	35,311,992	$3.5 Trillion	Achievement of any 4 of the 12 Operational Milestones
5	35,311,992	$4.0 Trillion	Achievement of any 5 of the 12 Operational Milestones
6	35,311,992	$4.5 Trillion	Achievement of any 6 of the 12 Operational Milestones
7	35,311,992	$5.0 Trillion	Achievement of any 7 of the 12 Operational Milestones
8	35,311,992	$5.5 Trillion	Achievement of any 8 of the 12 Operational Milestones
9	35,311,992	$6.0 Trillion	Achievement of any 9 of the 12 Operational Milestones
10	35,311,992	$6.5 Trillion	Achievement of any 10 of the 12 Operational Milestones
11	35,311,992	$7.5 Trillion	Achievement of any 11 of the 12 Operational Milestones[3]
12	35,311,992	$8.5 Trillion	Achievement of all 12 of the 12 Operational Milestones[3]
Total	423,743,904

1 Subject to other terms of this Award Agreement, in order for a particular Tranche to become Earned Shares, both the Market Capitalization Milestone set forth next to such Tranche and the required number of Operational Milestones for such Tranche must be achieved during the Performance Period. Once a Market Capitalization Milestone or any particular Operational Milestone is achieved, it is forever deemed achieved for purposes of the eligibility of the Tranches to become Earned Shares. More than one (1) Tranche may become Earned Shares simultaneously upon effectiveness of a Certification, provided that the requisite Market Capitalization Milestones and Operational Milestones for each Tranche have been met. For example, assume that none of the Tranches has become Earned Shares, and upon a Certification, the Market Capitalization is determined to be $2.5 trillion ($2,500,000,000,000) and at least two (2) of the twelve (12) Operational Milestones listed in Table 2 previously were determined to have been met. As of the effective date of such Certification, and subject to Participant remaining in Eligible Service through such date, Tranches 1 and 2 will become Earned Shares.

2 The Market Capitalization and Operational Milestones based on Adjusted EBITDA are subject to adjustment pursuant to the terms of this Award Agreement relating to certain corporate transactions. See Section V of this Award Agreement.

3 Earning the 11th and 12th Tranches is subject to the Administrator’s approval of the CEO Succession Framework as provided in this Section I above.

Table 2. Operational Milestones4

1.	20 Million Tesla Vehicles Delivered
2.	10 Million Active FSD Subscriptions
3.	1 Million Bots Delivered
4.	1 Million Robotaxis in Commercial Operation
5.	$50 Billion of Adjusted EBITDA
6.	$80 Billion of Adjusted EBITDA
7.	$130 Billion of Adjusted EBITDA
8.	$210 Billion of Adjusted EBITDA
9.	$300 Billion of Adjusted EBITDA
10.	$400 Billion of Adjusted EBITDA[5]
11.	$400 Billion of Adjusted EBITDA[5]
12.	$400 Billion of Adjusted EBITDA[5]

II.	Determining Achievement of Market Capitalization Milestones

For purposes of this Award, “Market Capitalization” on a particular day (each, a “Determination Date”) refers to either the “Six-month Market Cap,” the “Thirty-day Market Cap” or the “One-year Market Cap” determined in accordance with the following:

1.	A trading day refers to a day on which the primary stock exchange or national market system on which the Common Stock trades (or on which it last traded if the Common Stock is no longer listed) (the “Primary Exchange”) is open for trading.

2.	The Company’s daily market capitalization for a particular trading day is equal to the product of (a) the total number of outstanding Shares as of the close of such trading day, as reported by the Company’s transfer agent, and (b) the closing price per Share as of the close of such trading day, as reported by the Primary Exchange (or other reliable source selected by the Administrator if the Primary Exchange is not reporting a closing price for that day) (such product, the “Daily Market Capitalization”).

3.	The “Six-month Market Cap” is equal to (a) the sum of the Daily Market Capitalization of the Company for each trading day during the six (6)-calendar month period immediately prior to and including the Determination Date, divided by (b) the number of trading days during such period.

4.	The “Thirty-day Market Cap” is equal to (a) the sum of the Daily Market Capitalization of the Company for each trading day during the thirty (30)-calendar day period immediately prior to and including the Determination Date, divided by (b) the number of trading days during such period.

5.	The “One-year Market Cap,” which applies solely for purposes of Section III(C) below, is equal to (a) the sum of the Daily Market Capitalization of the Company for each trading day during the twelve (12)-calendar-month period immediately prior to and including the Determination Date, divided by (b) the number of trading days during such period.

The Market Capitalization Milestone set forth in Table 1 for a particular Tranche is met if both the Six-month Market Cap and the Thirty-day Market Cap are equal to or exceed the value of such applicable Market Capitalization Milestone on the Determination Date.

4 Adjusted EBITDA and each of the goals noted in 1-4 above (each, a “Product Goal” and collectively, the “Product Goals”) are defined in Section III of this Award Agreement.

5 For purposes of clarity, meeting this Operational Milestone requires achieving an additional $400 Billion ($400,000,000,000) of Adjusted EBITDA over four (4) consecutive fiscal quarters (measured as a single accounting period). As such, Participant only achieves all of the Operational Milestones prior to a Change in Control only if the Company earns $400 Billion ($400,000,000,000) of Adjusted EBITDA over three separate periods each consisting of four (4) consecutive quarters that are not overlapping.

III.	Determining Achievement of Operational Milestones

For purposes of this Award, an Operational Milestone is achieved on a particular day if an Adjusted EBITDA or a Product Goal as set forth in Table 2 is achieved in accordance with the following:

A.	Adjusted EBITDA Goal

For purposes of this Award, “Adjusted EBITDA” on a Determination Date means the Company’s net (loss) income attributable to common shareholders before interest expense, (benefit) provision for income taxes, depreciation, amortization and impairment, stock-based compensation and digital assets gains and losses, as reported by the Company in its financial statements on Forms 10-Q and 10-K (or other Exchange Act filing) filed with the SEC, for the four (4) consecutive fiscal quarters of the Company that immediately precede such Determination Date. For the avoidance of doubt, for purposes of this Agreement, Adjusted EBITDA shall be such amount without application of any rounding used in reporting the amount in the Company’s Form 10-Q or 10-K (or other Exchange Act filing) filed with the SEC, as applicable.

B.	Product Goals

For purposes of determining whether a Product Goal is achieved under this Award Agreement during the Performance Period, the following terms shall have the meanings set forth below.

“20 Million Tesla Vehicles Delivered” means the Company has cumulatively Delivered twenty (20) million Tesla Vehicles (from the time of the first Delivery of a Tesla Vehicle).

“10 Million Active FSD Subscriptions” means there is an average daily aggregate number of at least ten (10) million subscriptions over a consecutive three (3)-month period through accounts established with the Company that provide access to FSD by means of a single payment to the Company for an indefinite period or repeat purchase or similar transaction with the Company for any period, paid for by any individual or entity (other than the Company) or any licensee authorized to sell subscriptions on behalf of the Company. For the avoidance of doubt, the foregoing excludes free trial subscriptions and is generally intended to count a single user with two (2) subscriptions as two (2) distinct subscriptions.

“1 Million Bots Delivered” means the Company has cumulatively Delivered at least one (1) million Bots (from the Date of Grant).

“1 Million Robotaxis in Commercial Operation” means that there is an average daily aggregate number of at least one (1) million Robotaxis commercially operated by or on behalf of the Company over a consecutive three (3)-month period, as part of a transportation service.

“Bot” means any robot or other physical product with mobility using artificial intelligence manufactured by or on behalf of the Company, including Optimus, and any other successor, replacement or enhancement to such Bot that substantially performs or provides similar functionality as such robot or other product using artificial intelligence (it being understood that any vehicles shall not be considered Bots).

“Company” solely for purposes of this Section III(B), means the Company and its Subsidiaries.

“Deliver”, “Delivered” and “Delivery” mean (i) when the control of a Bot or Tesla Vehicle transfers for the first time to a third party, (ii) when a Tesla Vehicle is placed into commercial operation for the first time by the Company as a Robotaxi or (iii) such other similar measure consistent with those implemented by the Company in its financial statements from time to time to recognize such transactions.

“FSD” means an advanced driving system, regardless of the marketing name used, that is capable of performing transportation tasks that provide autonomous or similar functionality under specified driving conditions.

“Robotaxi” means a vehicle (including Cybercab), regardless of the marketing name used, that uses FSD and is used to offer transportation services without a human driver in the vehicle, or any other successor, replacement or enhancement to such Robotaxi that is intended to substantially perform or provide similar functionality.

“Tesla Vehicle” means any vehicle manufactured by or on behalf of the Company from time to time, such as Model S, Model 3, Model X, Model Y, Cybertruck, Cybercab, Semi, or any other new vehicle, including variants of existing vehicles, that is intended to substantially perform or provide similar functionality as vehicles currently manufactured by the Company (it being understood that any Bots shall not be considered Tesla Vehicles).

For purposes of clarity, a product or service may count towards one or more Product Goals. For example, a Tesla Vehicle Delivered by the Company that uses FSD by means of a subscription that is paid to the Company and is placed into commercial operation as a Robotaxi may count towards Operational Milestones 1, 2 and 4.

C.	Deemed Achievement of New Product Goals

If there is a Covered Event (as defined below), then one or more Tranches in Section I above shall be eligible to become Earned Shares despite not meeting the required number of Operational Milestones for such Tranche if, after the third (3rd) anniversary of the Date of Grant, the One-year Market Cap, the Six-month Market Cap and the Thirty-day Market Cap (as such terms are defined in Section II above) all are equal to or exceed the value of the corresponding Market Capitalization Milestone for such Tranche on the Determination Date, provided Participant is then continuing in Eligible Service.

1.	The following rules and definitions apply for purposes of this Section III:

A “Covered Event” is any event, circumstance, change, or occurrence outside of the Company’s control that, individually or in the aggregate, has a substantial adverse impact on the Company’s ability to achieve a New Product Goal (as defined below) at any time while Participant is continuing to provide Eligible Service during the Performance Period.

An “event, circumstance, change, or occurrence outside of the Company’s control” that may qualify as a Covered Event includes, but is not limited to, the following:

(i)	international, federal, state and local law, regulations or other governmental action or inaction, including enforcement policies, that prohibit or restrict the design and performance, sale (including direct-to-consumer sales), marketing, registration, manufacturing capability, supply chain and/or operation of FSD, Bots or Robotaxis, or

(ii)	natural disasters, wars, hostilities or other force majeure events (including a pandemic) that impair the Company’s operations.

A “New Product Goal” is a Product Goal other than 20 Million Tesla Vehicles Delivered.

2.	A Covered Event may, depending upon the facts and circumstances then-existing, have a substantial adverse impact on attaining more than one (1) New Product Goal.

D.	Other

The Administrator has final authority to interpret, count and calculate any and all aspects of whether the Operational Milestones under this Section III have been achieved, in good faith, consistent with the intended objectives, terms and conditions of this Award Agreement, including Section 11 of the Terms and Conditions. Any approval by the Administrator referenced herein shall not be unreasonably withheld, conditioned or delayed.

IV.	Determination of Earned Shares upon Change in Control

Notwithstanding Sections I, II and III above, in the event of a Change in Control, the Operational Milestones shall be disregarded and the Market Capitalization shall equal the product of (a) the total number of outstanding Shares immediately prior to the effective time of such Change in Control, as reported by the Company’s transfer agent, and (b) the greater of (i) the most recent closing price per Share immediately prior to the effective time of such Change in Control, as reported by the Primary Exchange (or other reliable source selected by the Administrator if the Primary Exchange is not reporting a closing price for that day), and (ii) the per Share price (plus the per Share value of any other consideration) received by the Company’s shareholders in the Change in Control. For purposes of Certification, the Administrator shall assess in accordance with the immediately preceding sentence the extent to which the Market Capitalization Milestones will be satisfied as a result of the Change in Control. To the extent that the Shares allocated to a Tranche have not become Earned Shares as of immediately before the effective time of the Change in Control and otherwise do not become eligible to become Earned Shares as a result of the Change in Control, such Tranche will be forfeited automatically as of the effective time of the Change in Control.

V.	Milestone Adjustments in the Event of Certain Corporate Transactions

A.	Milestone Adjustments for Acquisitions

1.	Upon and effective as of the closing of an Acquisition with an Acquisition Purchase Price greater than the Transaction Value Threshold, any Market Capitalization Milestone that is unachieved as of immediately before the closing of such Acquisition will be increased by the dollar amount equal to the Acquisition Purchase Price of such Acquisition.

For purposes of this Award Agreement, “Acquisition Purchase Price” means, for each Acquisition, the purchase price as determined reasonably and in good faith by the Administrator, taking into account, without limitation, the value of consideration paid or issued, future payments to be paid, assets acquired or liabilities discharged or assumed by the Company in the Acquisition.

2.	Upon and effective as of the closing of an Acquisition in which the EBITDA of Target is greater than the EBITDA Threshold, any Adjusted EBITDA-based Operational Milestone that is unachieved as of immediately before the closing of such Acquisition will be increased by the dollar amount equal to the EBITDA of Target applicable to such Acquisition.

3.	Upon and effective as of the closing of an Acquisition in which the Target manufactures any products and/or provides any services that could be credited against meeting one or more of the Product Goals, the Administrator shall equitably adjust, in its sole discretion, such Product Goals in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Award Agreement to Participant.

B.	Milestone Adjustments for Spin-Offs

1.	Upon and effective as of the completion of a Spin-Off with a Spin-Off Value greater than the Transaction Value Threshold, any Market Capitalization Milestone that is unachieved as of immediately before the completion of such Spin-Off will be decreased by the dollar amount equal to the Spin-Off Value of such Spin-Off.

2.	Upon and effective as of the completion of a Spin-Off in which the EBITDA of Spin-Off is greater than the EBITDA Threshold, any Adjusted EBITDA-based Operational Milestone that is unachieved as of immediately before the completion of such Spin-Off will be decreased by the dollar amount equal to the EBITDA of Spin-Off applicable to such Spin-Off.

3.	Upon and effective as of the completion of a Spin-Off that results in the Company having diminished its capacity to manufacture products and/or provide services towards achieving one or more Product Goals, the Administrator shall equitably adjust, in its sole discretion, such Product Goals in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Award Agreement to Participant.

VI.	Vesting and Forfeiture

A.	Vesting

Subject to Section XI and the Terms and Conditions below, Earned Shares shall vest subject to Participant continuing in Eligible Service through the earlier of the applicable Post-Milestone Service Date or a Change in Control. Except as provided under Section VI(B), if Participant ceases Eligible Service for any reason, then any portion of this Award that has not vested by the date of such Cessation of Eligible Service will be forfeited automatically as of such date and never shall become vested.

For purposes of this Award Agreement:

1.	“Eligible Service” means providing services as either of the following: (i) Chief Executive Officer of the Company or (ii) an executive officer responsible for the Company’s product development or operations, as approved by Disinterested Directors. Continuing to provide services as described in clause (ii) above after the appointment of a new Chief Executive Officer of the Company shall be deemed to satisfy the CEO Succession Framework; provided, however, that continuing to provide services as described in clause (ii) above is not the only method capable of satisfying the CEO Succession Framework.

2.	“Post-Milestone Service Date” means (i) for any Tranche that becomes Earned Shares on or prior to the fifth (5th) anniversary of the Date of Grant, the date that is seven (7) years and six (6) months following the Date of Grant (the “First Post-Milestone Service Date”) and (ii) for any Tranche that becomes Earned Shares after the fifth (5th) anniversary of the Date of Grant, the Expiration Date (the “Second Post-Milestone Service Date”).

B.	Termination Without Cause, Disability or Death

Notwithstanding Section VI(A) above, if the Company terminates Participant’s Eligible Service without Cause or Participant’s Eligible Service terminates due to Disability or death, then any Earned Shares shall immediately become Vested Shares (as defined below).

For purposes of this Award Agreement:

1.	“Cause” means the occurrence of any one of the following events: (i) Participant, in carrying out his duties, acts or fails to act in a manner that is determined, in the sole discretion of the Board, after written notice of any such act or failure to act and a reasonable opportunity to cure the deficiency has been provided to Participant, to be (A) willful gross neglect or (B) willful gross misconduct resulting, in either case, in material harm to the Company unless such act, or failure to act, was reasonably believed by Participant, in good faith, to be in the best interests of the Company; (ii) Participant’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge (other than minor traffic violations) which could reasonably be expected to have a material adverse impact on the Company’s reputation or business; and (iii) the continuous, willful failure by Participant to follow the reasonable directives of the Board.

2.	“Disability” means a disability as determined under the Company’s long-term disability plan or program in effect at the time the disability first occurs, or if no such plan or program exists at the time of disability, then a “disability” as defined under Section 22(e)(3) of the Code.

C.	Expiration of the Performance Period

No later than the expiration of the Performance Period and with respect to any Shares that have not then-become Earned Shares, the Administrator shall promptly assess whether the Performance Milestones and CEO Succession Framework in Section I have been satisfied as of the Determination Date that coincides with or immediately precedes the Expiration Date and provide a Certification in respect of the same effective as of the Expiration Date as soon as reasonably practicable. Any Shares that become Earned Shares on such Certification shall become Vested Shares on the Second Post-Milestone Service Date so long as Participant is then providing Eligible Services. Any Tranches for which the Performance Milestones have not been achieved during the Performance Period will be forfeited automatically as of the Expiration Date and never shall become vested.

VII.	Rights as Holder of Restricted Stock

A.	Voting

From and after Shares becoming Earned Shares, Participant may exercise full voting rights with respect to such Shares. Participant acknowledges and agrees that, until Shares become Earned Shares, they will be subject to the Voting Agreement entered into between Participant and the Company that is attached hereto as Annex I. Voting rights on Earned Shares cease on Cessation of Eligible Service before becoming Vested Shares, after taking into account the acceleration, if any, provided by Section VI(B).

B.	Other Rights

All dividends and other distributions paid with respect to the Shares subject to the Award (whether in cash or in kind) during the period from the Date of Grant until such Shares become Vested Shares in accordance with this Award Agreement (the “Dividend Period”) will be paid to a third party designated by the Company (the “Dividend Agent”) on Participant’s behalf (subject to the same restrictions on transferability, vesting and forfeitability as the Shares with respect to which they were paid). To the extent that dividends or other distributions are paid in cash, such cash amounts will be invested on the date of payment in shares of the Company’s Common Stock (the “Dividend Shares”) purchased at the then-current Fair Market Value in a manner that is reasonably acceptable to the Administrator and the Dividend Agent and determined in their sole discretion. In addition, during the Dividend Period the Dividend Agent will purchase additional Dividend Shares at the then-current Fair Market Value with the dividends paid with respect to previously purchased Dividend Shares. The Administrator shall have the authority to select, hire and instruct the Dividend Agent in its sole discretion.

Upon vesting of the Shares to which the Dividend Shares relate, the Dividend Agent will deliver or release to Participant the Dividend Shares with respect to the Shares that vest. Any Dividend Shares that are unvested on Cessation of Eligible Service (after taking into account the acceleration, if any, provided by Section VI(B)) shall be forfeited automatically and delivered to the Company and Participant shall have no right thereto or interest therein.

VIII.	Holding Period

During Participant’s lifetime, except as required to satisfy taxes due in respect of the vesting of Earned Shares under this Award (including without limitation withholding required by Section 3 of the Terms and Conditions) or otherwise required as part of a Change in Control, Participant shall not sell or dispose of Shares issued pursuant to this Award until after the fifth (5th) anniversary of such Shares becoming Earned Shares or, if later, when such Earned Shares become Vested Shares; provided, however, that Participant may conduct transactions that involve merely a change in the form in which Participant owns such Vested Shares (e.g., transfer Shares to an inter vivos trust for which Participant is the beneficiary during Participant’s lifetime) or as may be permitted by the Administrator in its discretion consistent with the Company’s internal policies.

IX.	Limited Pledging

The Company agrees that, solely in order to satisfy taxes due in respect of Earned Shares that become Vested Shares under this Award (including, without limitation, the withholding required by Section 3 of the Terms and Conditions) or making elective payment of the Initial Offset Amount or Final Offset Amount (each as defined below), Participant may pledge any Vested Shares beneficially owned by him. Otherwise, pledging of Vested Shares is not allowed under any circumstances except as expressly permitted by the Administrator.

X.	Orderly Disposition of Shares

Subject to compliance with any applicable holding periods (including the holding period set forth in Section VIII), Participant may sell, transfer, or in any other way dispose of Vested Shares granted pursuant to this Award or acquired under any other equity incentive plan, agreement or arrangement of the Company in any manner permitted by Applicable Law, subject to coordinating any such sale, transfer or other disposition in an orderly manner with the Company. Participant shall become subject to the obligations set forth in this Section X on the Date of Grant and remain subject to these obligations after expiration of the Performance Period and Cessation of Eligible Service. Notwithstanding anything to the contrary in this Agreement, the effectiveness of this Section X is not subject to shareholder approval.

XI.	Offset Amounts

The number of Shares (if any) that vests on the First Post-Milestone Service Date will be reduced by a number of Shares having a Fair Market Value equal to (rounded up to the nearest whole Share) the Initial Offset Amount unless Participant elects to pay the Company an amount in cash equal to the Initial Offset Amount not later than the First Post-Milestone Service Date. For purposes of this Award Agreement, the “Initial Offset Amount” means an amount equal to (i) $334.09 (which is the Fair Market Value of a Share on the Date of Grant) multiplied by (ii) the number of Shares (if any) that become Vested Shares on the First Post-Milestone Service Date.

The number of Shares (if any) that vests on the Expiration Date will be reduced by a number of Shares having a Fair Market Value equal to (rounded up to the nearest whole Share) the Final Offset Amount unless Participant elects to pay the Company an amount in cash equal to the Final Offset Amount not later than the Second Post-Milestone Service Date. For purposes of this Award Agreement, the “Final Offset Amount” means an amount equal to (i) $334.09 (which is the Fair Market Value of a Share on the Date of Grant) multiplied by (ii) the number of Shares (if any) that become Vested Shares on the Expiration Date.

If Participant pays an amount in cash under this Section XI with respect to Earned Shares that do not subsequently become Vested Shares, thereby resulting in forfeiture of such Shares, the Company shall repay such paid amount to Participant as soon as reasonably practicable after such forfeiture.

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By Participant’s signature and the signature of the representative of the Company below, Participant and the Company agree that this Award of Restricted Stock is granted under and governed by the terms, conditions and restrictions of this Award Agreement, including the Terms and Conditions of 2025 CEO Performance-Based Restricted Stock Agreement, attached hereto as Exhibit A, all of which are made a part of this document. Participant acknowledges and agrees that by accepting this Award Agreement either electronically through the electronic acceptance procedure established by the Company or through written acceptance delivered to the Company in a form satisfactory to the Company, such acceptance will constitute Participant’s acceptance of and agreement with all of the terms and conditions of this Award Agreement. Participant has reviewed this Award Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to this Award Agreement.

PARTICIPANT:	TESLA, INC.

/s/ Elon Musk	By:	/s/ Brandon Ehrhart
Elon Musk		Name:	Brandon Ehrhart
		Title:	General Counsel and Corporate Secretary

EXHIBIT A

Part II. TERMS AND CONDITIONS OF

2025 CEO PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT

1.     Additional Definitions.     Any capitalized term that is used but not defined in this Part II of this Award Agreement has the meaning assigned to such term in Part I of this Award Agreement. For purposes of this Award Agreement, the following terms shall have the meanings set forth below:

1.1.      “Acquisition” means the Company’s (a) consummation of a merger of another corporation or entity with or into the Company or (b) purchase of all or substantially all of the assets of another corporation or entity.

1.2.      “Administrator” means the Board or a committee thereof, in either case, by an action approved by a majority of its Disinterested Directors voting thereon satisfying Applicable Laws.

1.3.      “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards and the related issuance of Shares, including, but not limited to Texas state corporate laws, U.S. federal and state securities laws and regulations promulgated thereunder, the Code, the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the laws of any non-U.S. country or jurisdiction applicable to this Award.

1.4.      “Board” means the Board of Directors of the Company.

1.5.      “CEO” means the Chief Executive Officer of the Company.

1.6.      “Change in Control” means the occurrence of any of the following events:

(a)     A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the shareholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b)     A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c)     A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer or (ii) a transfer of assets by the Company to: (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 1.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation; or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

1.7.      “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section, any valid regulation or other guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

1.8.      “Common Stock” means the common stock of the Company.

1.9.      “Director” means a member of the Board.

1.10.   “Disinterested Director” means a Director who is a “disinterested director” under Section 21.418 of the Texas Business Organizations Code (or its successor).

1.11.    “EBITDA of Spin-Off” means, for each Spin-Off completed following the Date of Grant, the cumulative adjusted EBITDA (net (loss) income attributable to common shareholders before interest expense, (benefit) provision for income taxes, depreciation, amortization and impairment, stock-based compensation and digital assets gains and losses) of the Spun-Off Entity for the four (4) consecutive fiscal quarters completed as of immediately prior to the completion of such Spin-Off, but only to the extent that such cumulative value is greater than zero ($0). If such Spun-Off Entity does not have four (4) fiscal quarters of operating history, the calculation will be annualized based on available quarterly financial data, as determined in good faith by the Administrator.

1.12.    “EBITDA of Target” means, for each Acquisition completed following the Date of Grant, the cumulative adjusted EBITDA (net (loss) income attributable to common shareholders before interest expense, (benefit) provision for income taxes, depreciation, amortization and impairment, stock-based compensation and digital assets gains and losses) of the Target (or, to the extent applicable, any predecessor to Target) for the four (4) consecutive fiscal quarters completed as of immediately prior to the closing date of such Acquisition, but only to the extent that such cumulative value is greater than zero ($0). If such Target does not have four (4) fiscal quarters of operating history, the calculation will be annualized based on available quarterly financial data, as determined in good faith by the Administrator.

1.13.    “EBITDA Threshold” means a dollar amount equal to two billion dollars ($2,000,000,000).

1.14.    “Eligible Service” means providing services as either of the following: (i) Chief Executive Officer of the Company or (ii) an executive officer responsible for the Company’s product development or operations, as approved by Disinterested Directors.

1.15.    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.16.    “Expiration Date” means the tenth (10th) anniversary of the Date of Grant.

1.17.    “Fair Market Value” means, as of any date, the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on the Primary Exchange on the day of determination (or if the day of determination is not a day on which the exchange or system is not open for trading, then the last day prior thereto on which the exchange or system was open for trading), as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

1.18.    “Notice of Grant” means the written notice, in Part I of this Award Agreement titled “Notice of Restricted Stock Grant,” evidencing certain terms and conditions of this Award. The Notice of Grant constitutes a part of this Award Agreement.

1.19.    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

1.20.    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

1.21.    “Participant” means the person named as “Participant” in the Notice of Grant.

1.22.    “SEC” means the U.S. Securities and Exchange Commission.

1.23.    “Share” means a share of the Common Stock.

1.24.    “Spin-Off” means any split-up, spin-off or divestiture transaction by the Company.

1.25.    “Spin-Off Value” means, for each Spin-Off, the enterprise value of the split-up, spun-off or divested portion of the Company (the “Spun-Off Entity”), as determined reasonably and in good faith by the Administrator.

1.26.    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

1.27.    “Target” means any corporation or other entity acquired by the Company or merged with or into the Company, or from which all or substantially all assets of such corporation or other entity are acquired by the Company, in an Acquisition.

1.28.    “Tax Obligations” means any federal, state or local withholding taxes of any type whatsoever imposed on the Company with respect to the vesting of the Restricted Stock or any other Company tax obligations which Participant has agreed to bear with respect to the Restricted Stock. For the avoidance of doubt, “Tax Obligations” includes, without limitation, all federal, state and local taxes (including Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be paid or withheld by the Company with respect to the Restricted Stock that are attributable to Participant’s tax obligations.

1.29.    “Transaction Value Threshold” means a dollar amount equal to twenty billion dollars ($20,000,000,000).

1.30.    “Vested Share” means an Earned Share that becomes vested under Section VI.

2.     Issuance; HSR Act Approval.     The Shares awarded by this Award Agreement will be issued in accordance with the issuance provisions set forth in the Notice of Grant. Each of Participant and the Company shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) all necessary applications, notices, reports and other filings to obtain as promptly as practicable all consents, clearances, registrations, approvals, permits and other authorizations necessary and advisable to be obtained pursuant to the HSR Act for the consummation of the transactions contemplated by this Award Agreement. Without limiting the foregoing, Participant and the Company shall make their respective filings no later than the date and time the Company files its definitive proxy statement for the meeting of shareholders at which this Award is to be approved (unless a later date is mutually agreed upon between Participant and the Company in writing). Each of Participant and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) promptly supply the other with any information and documentary material that may be required in order to make such filings, (iii) promptly supply any additional information that reasonably may be required or requested by the FTC or the DOJ and (iv) cooperate and coordinate with each other regarding a response to any legal proceeding, regulatory action or order, whether temporary, preliminary or permanent, that prohibits, prevents or restricts consummation of the transactions contemplated by this Award Agreement.

3.     Tax Matters.

3.1.     Payment of Tax Withholdings.     The Company shall require the payment of any Tax Obligations arising with respect to this Award Agreement not later than the date such Tax Obligations arise. Participant may satisfy any Tax Obligations, in whole or in part (without limitation), if permissible by Applicable Laws, by electing to have the Company withhold a number of Vested Shares having a Fair Market Value equal to (rounded up to the nearest whole Share) the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations and the Company may take such steps to fund such amount as the Administrator determines appropriate. To the extent Participant does not elect to have the Company withhold Shares in accordance with the immediately preceding sentence, then Participant may satisfy any Tax Obligations by paying cash or selling a sufficient number of Vested Shares in coordination with the Company through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) and the Company may provide such support in connection with any such sale as the Administrator determines appropriate. Notwithstanding the foregoing, any required minimum tax withholding shall be paid by Participant to the Company in cash if arising due to filing of a Section 83(b) Election.

3.2.     Tax Obligations.     Participant acknowledges that, regardless of any action taken or not taken by the Company, the ultimate liability for any Tax Obligations is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges that the Company (A) makes no representations or undertakings regarding the tax treatment of any aspect of the Award, including, but not limited to, the grant, vesting or subsequent sale of Shares and the receipt of any dividends or other distributions, and (B) does not commit to and is under no obligation to structure the terms of the grant or administer any aspect of the Award to reduce or eliminate Participant’s tax liability or to achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one (1) jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company may be required to withhold or account for Tax Obligations in more than one (1) jurisdiction.

3.3.     Exemption from Section 409A.     It is intended that the Restricted Stock shall be exempt from Section 409A of the Code pursuant to Treas. Reg. Sec. 1.409A-1(b)(6) and shall be interpreted consistent with this intention.

3.4.     Tax Consequences.     Participant has reviewed with Participant’s own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax obligations and any other tax-related liabilities that may arise as a result of the transactions contemplated by this Award Agreement.

4.     Section 83(b) Election.     Subject to prior compliance with Section 3.1 above, Participant may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to all or a portion of the Shares subject to this Award. Any such election must be made within thirty (30) days after the Date of Issuance. If Participant elects to make a Section 83(b) Election, Participant must provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the U.S. Internal Revenue Service. Participant agrees to assume full responsibility for ensuring that the Section 83(b) Election is timely and correctly filed with the U.S. Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

5.     No Guarantee of Continued Eligible Service.     PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING PROVISIONS HEREOF IS EARNED ONLY BY (AMONG OTHER THINGS) CONTINUING IN ELIGIBLE SERVICE AT THE WILL OF THE COMPANY AND NOT THROUGH THE ACT OF BEING GRANTED THE RESTRICTED STOCK. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING PROVISIONS SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS THE CEO OR OTHERWISE IN ELIGIBLE SERVICE FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS THE CEO OR TO REMAIN IN ELIGIBLE SERVICE OR AS A SERVICE PROVIDER OF THE COMPANY OR ANY PARENT OR SUBSIDIARY OF THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE.

6.     Clawback Policy.     Notwithstanding any provisions to the contrary under this Award Agreement, the Restricted Stock shall be subject to any clawback policy of the Company that may be established and/or amended from time to time that applies to Shares (the “Clawback Policy”), provided that the Clawback Policy does not discriminate against Participant except as required by Applicable Laws, and provided, further, that if there is a conflict between the terms of this Award Agreement and the Clawback Policy, the more stringent terms, as determined by the Administrator in good faith, shall apply. The Administrator may require Participant to forfeit, return or reimburse the Company all or a portion of the Shares and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.

7.     Address for Notices.     Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Tesla, Inc. Attention: Stock Administration, 1 Tesla Road, Austin, Texas 78725, or at such other address as the Company may hereafter designate in writing.

8.     Restricted Shares Are Not Transferable.     Except as permitted under Section VIII and Section IX of Part I of this Award Agreement, the Shares will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) other than by the laws of descent and distribution and will not be subject to sale under execution, attachment or similar process unless and until the Shares become vested pursuant to this Award Agreement. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Shares in violation of this Award Agreement, or upon any attempted sale under any execution, attachment or similar process in violation of this Award Agreement, will be null and void.

9.     Binding Agreement.     Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

10.   Successors and Assigns.     The Company may assign any of its rights under this Award Agreement to single or multiple assignees; and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and Participant’s heirs, legatees, legal representatives. executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may be assigned only with the prior written consent of the Administrator.

11.   Restrictive Legend.     Each certificate, instrument, or book entry representing any Shares issued pursuant to this Award shall be notated by the Company with a legend reading substantially as follows:

“THE SHARES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AWARD AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER AND ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND FOR WHICH THE SHAREHOLDER HAS GIVEN AN IRREVOCABLE PROXY AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT AWARD AGREEMENT AND VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON VOTING, TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

12.   Administrator Authority.     The Administrator will have the power and authority to construe and interpret this Award Agreement and to adopt such rules for the administration, interpretation and application of this Award Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to this Award Agreement have vested and whether any Change in Control has occurred). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to this Award Agreement.

13.   Conditions to Issuance.     The issuance of Shares under the Award Agreement will not occur unless and until Legal Requirements have been completed, effected or obtained free of any conditions not acceptable to the Company. For purposes of this Section 13, “Legal Requirements” means listing, registration, qualification or rule compliance of the Shares upon the Primary Exchange or under any state, federal or non-U.S. law, the Code and related regulations or under the rulings or regulations of the SEC or any other governmental regulatory body or the clearance, consent or approval of the SEC or any other governmental regulatory authority. The Company will make all reasonable efforts to meet the Legal Requirements. The inability of the Company to meet the Legal Requirements deemed by the Company’s counsel to be necessary or advisable hereunder will relieve the Company of any liability in respect of the failure or delay of the Shares to be issued to Participant.

14.   Electronic Delivery.     The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock awarded under this Award Agreement by electronic means or request Participant’s consent to participate in any equity-based compensation plan or program maintained by the Company by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in such plan or program through any online or electronic system established and maintained by the Company or another third party designated by the Company.

15.   Captions.     Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

16.   Agreement Severable.     If any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

17.   Modifications to This Award Agreement.     This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants he is in no way relying on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement can be made only in an express written contract executed by a duly authorized officer of the Company acting on the direction of the Board by action of its Disinterested Directors and Participant.

18.   No Waiver.     Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

19.   No Advice Regarding Grant.     The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding this Award Agreement, or Participant’s acquisition or sale of the Shares. Participant is hereby advised to consult with Participant’s own tax, legal and financial advisors regarding this Award Agreement before taking any action related to this Award Agreement.

20.   Governing Law and Venue.     This Award Agreement will be governed by the laws of the State of Texas, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, and agree that such litigation will be conducted in the courts of Travis County, Texas, or the federal court for the United States District Court for the Western District of Texas, Austin Division, and no other courts, where this Award is made and/or to be performed.

21.   Errors.     The Administrator at any time may take any action it deems equitable, in good faith, to correct any manifest error made under this Award Agreement without prejudice to the Company.

ANNEX I

Voting Agreement

[To be attached]